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                                                                       Exhibit 5


                        SQUIRE, SANDERS & DEMPSEY L.L.P.
                               Counsellors at Law
                             Two Renaissance Square
                       40 North Central Avenue, Suite 2700
                             Phoenix, Arizona 85004

                                                      Telephone:  (602) 528-4000
                                                      Telecopier: (602) 253-8129

July 26, 1999


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

     RE: MESA AIR GROUP, INC. - KEY OFFICER STOCK OPTION PLAN FORM S-8 REGISTRATION STATEMENT

Ladies and Gentlemen:

         We have acted as counsel to Mesa Air Group, Inc., a Nevada corporation (the "Company"), in connection with its Registration Statement on Form S-8 (the "Registration Statement") filed under the Securities Act of 1933, as amended, relating to the registration of 1,600,000 shares of its Common Stock, no par value (the "Shares"), issuable pursuant to the Company's Key Officer Stock Option Plan (the "Plan").

         In that connection, we have examined such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion, including the Articles of Incorporation and the Bylaws of the Company.

         Based upon the foregoing, we are of the opinion that:

         1. The Company has been duly organized and is validly existing as a corporation under the laws of the State of Nevada.

         2. The Shares, when issued and sold in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

         We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,

                                        Squire, Sanders & Dempsey L.L.P.

                                        /s/  Squire, Sanders & Dempsey L.L.P.